Exhibit 99.1

[RegeneRx Logo]	3 Bethesda Metro Center Suite 630 Bethesda, MD 20814 Ph: 301.280.1992 Fax: 301.280.1996

At RegeneRx:	At the Financial Relations Board:
J.J. Finkelstein	Tim Grace	Leslie Loyet	Kathy Waller
jjfnk@regenerx.com	Media Inquiries	Analyst Inquiries	General Inquiries
301.280.1992	312.640-6667	312.640.6672	312.640.6696

News Release . . .

RegeneRx Listed on American Stock Exchange

BETHESDA, MARYLAND, March 21, 2005—RegeneRx Biopharmaceuticals, Inc. (OTCBB:RGRX) (www.regenerx.com) announced that its stock will begin trading on the American Stock Exchange (the “Exchange” or “AMEX”) on Monday, March 28, 2005, under the symbol RGN. The company’s stock will continue to be traded on the OTC Bulletin Board until that time.

“We’re pleased to be listed on the American Stock Exchange as it should increase the company’s visibility on Wall Street and provide greater trading liquidity for institutional investors,” said J.J. Finkelstein, president and chief executive officer. “The fact that we have significantly increased stockholder equity and have a higher market capitalization, both of which are required for listing on the AMEX, are milestones we’re pleased to have attained.”

RegeneRx Biopharmaceuticals, Inc.

RegeneRx is a biopharmaceutical company developing Tß4 as a platform technology for the treatment of acute and chronic wounds and for a variety of human diseases involving tissue and organ repair under an exclusive world-wide license from the National Institutes of Health. The company holds over fifty world-wide patents and patent applications related to dermal, ocular, and internal wounds and tissue repair, including the treatment and prevention of cardiac and neurological injuries. RegeneRx previously received clearance from the U.S. FDA for its first three Phase II dermal wound healing clinical trials.

American Stock Exchange

The Exchange’s approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the AMEX. The AMEX is the only primary exchange that offers trading across a full range of equities, options and exchange traded funds (ETFs), including structured products and HOLDRSSM. In addition to its role as a national equities market, the AMEX is the pioneer of the ETF, responsible for bringing the first domestic product to market in 1993. Leading the industry in ETF listings, the

AMEX lists 145 ETFs to date. The AMEX is also one of the largest options exchanges in the U.S., trading options on broad-based and sector indexes as well as domestic and foreign stocks.

The information in this press release may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements concern the Company’s current expectations regarding future events, including the regulatory approval process and the ongoing and prospective development and commercialization of Tß4 and possible future benefits to the Company, its stockholders, and patients. Due to the nature of clinical trials, product development and the regulatory approval process, the forward-looking statements contained in this press release are subject to risks and uncertainties, including those reflected in the Company’s filings with the Securities and Exchange Commission, particularly its most recent Annual Report on Form 10-KSB. The Company assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company.

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